Exhibit 10.50

HERBALIFE LTD.
2023 STOCK INCENTIVE PLAN

STOCK UNIT AWARD AGREEMENT

U.S. PARTICIPANTS

(Time-Vesting)

This Stock Unit Award Agreement (this “Agreement”) is dated as of February 16, 2024 (the “Grant Date”), and is between Herbalife Ltd. (the “Company”) and Michael O. Johnson (“Participant”).

WHEREAS, the Company, by action of the Board and approval of its shareholders, established the Herbalife Ltd. 2023 Stock Incentive Plan (as may be amended from time to time, the “Plan”);

WHEREAS, Participant is employed by the Company or one or more of its Subsidiaries pursuant to the Employment Agreement, dated as of January 3, 2024, by and among Participant, Herbalife International of America, Inc. and Herbalife Ltd. (as may be amended from time to time, the “2024 Employment Agreement”), and the Company desires to encourage Participant to own Common Stock for the purposes stated in Section 1 of the Plan; and

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Unit Award (as defined below) granted to Participant by the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.
Grant.

(a)
The Company hereby grants to Participant an Award of 495,662 time-vesting Stock Units (the “Award”) in accordance with Section 10 of the Plan and subject to the conditions set forth in this Agreement and the Plan. Each Stock Unit represents the right to receive one share of Common Stock (as adjusted from time to time pursuant to Section 15 of the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement and the Plan. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan.
(b)
Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.
2.
Vesting. Stock Units awarded hereunder that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”
(a)
Participant’s Stock Units and rights in and to the Common Stock subject to the Stock Units shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. The Award shall become vested in accordance with the following schedule: (i) 50% of the Award shall vest on the first anniversary of the Grant Date, subject to Participant’s continuous service as an employee and/or member of the Board through such date; and (ii) 50% of the Award shall vest on the earlier of either (a) January 3, 2026, subject to Participant’s continuous service as an employee and/or member of the Board through such employment date or (b) the start of employment of a new non-interim Chief Executive Officer, but in no instance shall any vesting of the Award occur prior to the one year anniversary of Grant Date, (each of (i) and (ii), a “Vesting Date” and, the Vesting Dates together, the “Vesting Period”).
(b)
If Participant is terminated as Chief Executive Officer and as a member of the Board without Cause other than as described in Paragraph 2(d), including non-renomination or non-reelection of Participant’s Board position or due to Participant’s death or disability (as such term is defined in Section 22(e) of the Code), then the Award shall become immediately vested, contingent upon Participant executing a general release of claims in favor of the Company and its Subsidiaries and such release becoming effective and irrevocable in accordance with its terms.

(c)
If Participant voluntarily resigns as Chief Executive Officer prior to December 31, 2024 without a new non-interim Chief Executive Officer having been appointed by the Board, the Award, to the extent unvested, will be forfeited, whether or not Participant remains on the Board.
(d)
In accordance with and subject to Section 15 of the Plan, in the event Participant is involuntarily terminated within twenty-four (24) months following a Change in Control (as defined in the Plan), the Award shall be subject to acceleration as provided in Section 15(c) of the Plan.
(e)
For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following acts or circumstances: (i) Participant’s conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or any of its Subsidiaries; (ii) willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement; (iii) performance of Participant’s duties in a manner that is detrimental to the Company or any of its Subsidiaries, including, but not limited to that which results in, the severe deterioration of the financial performance of the Company or any of its Subsidiaries; (iv) failure to adhere to the reasonable/lawful directions of the Board, to adhere to the Company’s or any Subsidiary’s policies or practices or to devote substantially all of Participant’s business time and efforts to the business of the Company; (v) breach of any provision of any agreement, including the 2024 Employment Agreement, between Participant and the Company or any of its Subsidiaries, which covers confidentiality or proprietary information or contains non-solicitation or non-competition provisions; or (vi) breach in any material respect of the terms and provisions of the 2024 Employment Agreement or any agreement between Participant and the Company or any of its Subsidiaries.
3.
Settlement of Vested Units.
(a)
Each Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 15 of the Plan) to Participant or, in the event of Participant’s death, to Participant’s estate, heir or beneficiary, following the applicable Vesting Date; provided that Participant has satisfied all of the Tax Withholding Obligations (as defined in Paragraph 7), and that Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Common Stock.

(b)
The issuance of the Common Stock hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional shares will not be issued pursuant to the Award.
(c)
Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Common Stock in respect of Vested Units, (ii) the Company shall not be obligated to deliver any Common Stock during any period when the Company determines that the delivery of Common Stock hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements and (iv) the date on which Common Stock are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.
4.
Shareholder Rights. Prior to any issuance of Common Stock in settlement of the Award, no Common Stock will be reserved or earmarked for Participant or Participant’s account nor shall Participant have any of the rights of a shareholder (including, without limitation, any voting rights), except as set forth in Paragraph 5, with respect to either the Stock Units granted hereunder or the Common Stock underlying the Stock Units, unless and until such Common Stock are actually delivered to Participant hereunder.
5.
Dividend Equivalent Rights. From and after the Grant Date and unless and until the Award is forfeited or otherwise transferred back to the Company, Participant will be credited with additional Stock Units having a value equal to dividends declared by the Company, if any, with record dates that occur prior to the settlement of the Award as if the Common Stock underlying the Award had been issued and outstanding, based on the Fair Market Value of a share of Common Stock on the applicable dividend payment date. Any such additional Stock Units shall be considered part of the Award and shall also be credited with additional Stock Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as the Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Paragraph 6). Any fractional Stock Units credited with respect to any dividend declared by the Company will be paid to the Participant in cash without interest at the settlement following each applicable Vesting Date. Notwithstanding the foregoing, no such additional Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 15 of the Plan.

6.
Effect of Termination of Service. Except as provided in the Plan or Paragraph 2, upon a termination of Participant’s continuous service with the Company and/or its Subsidiaries for any reason on or prior to any Vesting Date, the Unvested Units shall be forfeited by Participant and canceled and surrendered to the Company without payment of any consideration to Participant. For purposes hereof, Participant shall be deemed to have provided continuous service for so long as Participant continues to serve as an employee of the Company and/or a member of the Board.
7.
Withholding Taxes.
(a)
Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company may take with respect to any tax withholding obligations that arise in connection with the Award, and Participant acknowledges and agrees that all taxes owed in connection with the Award may exceed the amount actually withheld by the Company, if any. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award or the subsequent sale of Common Stock issuable pursuant to the Award or the receipt of any dividends or dividend equivalent rights. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability or achieve a particular tax result.
(b)
Prior to any event in connection with the Award (e.g., vesting or settlement in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. Notwithstanding the foregoing, any Tax Withholding Obligations will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be issued under the Award that the Company determines has a Fair Market Value sufficient to meet the Tax Withholding Obligations, unless Participant otherwise satisfies such Tax Withholding Obligations in a manner satisfactory to the Company.
8.
Securities Law Compliance. Participant understands that the Company is under no obligation to register for resale the Common Stock issued upon settlement of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by

Participant of any Common Stock issued as a result of or under the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Stock underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agents for such resales or other transfers. Any sale of the Common Stock must also comply with other applicable laws and regulations governing the sale of such shares.
9.
Transfer Restrictions. The Award (whether or not vested) may not be assigned or transferred otherwise than by will or by the laws of descent and distribution. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar processes. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.
10.
Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee (including any subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. All decisions by the Committee shall be final and binding.
11.
Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. Except as expressly otherwise provided herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.
12.
Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

13.
No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment or other service with the Company or any of its Subsidiaries.
14.
Data Privacy. Participant understands that the Company and one or more of its Subsidiaries or affiliates may collect, maintain, process and disclose certain personal information about Participant for the exclusive purpose of implementing, administering and, managing the Plan. Such information may include, but is not limited to: Participant’s name, home address, email address, telephone number, date of birth, social insurance number, compensation, job title, any shares of Common Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor. Participant further understands that such personal information will be transferred to one or more third parties selected by the Company to assist the Company with the implementation, administration and management of the Plan. Participant understands that such data will be held only as long as is necessary to implement, administer and manage his participation in the Plan, including to maintain records regarding participation.
15.
Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company reasonably may request in order to carry out the intent or accomplish the purposes of this Agreement and the Plan.
16.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award made under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of service with the Company and thereafter until withdrawn by Participant. If the attempted electronic delivery of such documents fails, Participant will be provided with a paper copy of the documents. Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him by contacting the Company by telephone or in writing. Participant may revoke his consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.
17.
Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.
18.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.
Insider Trading Restrictions. Participant acknowledges that Participant is subject to insider trading laws and regulations which may affect his ability to accept, acquire, sell or otherwise dispose of Common Stock or rights to Common Stock (e.g., Stock Units) during such times Participant is considered to have “material nonpublic information” regarding the Company as defined in U.S. federal and state securities laws and regulations. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Compliance Policy. Participant acknowledges that it is his responsibility to comply with all applicable insider trading laws and regulations and to review the Company’s Insider Trading Compliance Policy and comply with the restrictions therein. Participant is advised to review the Company’s Insider Trading Policy and speak to his personal advisor on this matter.
20.
No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
21.
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

/s/ Michael O. Johnson	/s/ Henry Wang

Michael O. Johnson	Henry Wang
Corporate Secretary